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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.  )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

  [_]Preliminary Proxy Statement          [_]CONFIDENTIAL, FOR USE OF THE
  [X]Definitive Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
  [_]Definitive Additional                   RULE 14A-6(E)(2))
     Materials
  [_]Soliciting Material Pursuant
     to Section 240.14a-11(c) or
     Section 240.14a-12

                               BB&T Corporation
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]No fee required
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:

    (5)Total fee paid:

  [_]Fee paid previously with preliminary materials.
  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)Amount Previously Paid:

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

                               BB&T CORPORATION

                                                                 March 17, 2000

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. on Tuesday, April 25, 2000 at the Grand Hyatt Atlanta at 3300 Peachtree Road, Atlanta, Georgia. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

  In compliance with applicable regulations, the Corporation's financial statements and other required disclosures are presented in its 1999 Annual Report on Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation's financial condition on December 31, 1999.

  Also included in the package is a Summary 1999 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data. We believe that this Summary 1999 Annual Report provides our shareholders, the investment community, and the public with financial and other corporate information in an understandable and useful manner.

  We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

                                          Sincerely,


                                          /s/ John A. Allison IV
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 2000

TO THE SHAREHOLDERS OF
BB&T CORPORATION:

  Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the "Corporation" or "BB&T") will be held on Tuesday, April 25, 2000 at 11:00 A.M. local time, at the Grand Hyatt Atlanta at 3300 Peachtree Road, Atlanta, Georgia, for the following purposes:

  (1) To elect seven Directors for three-year terms expiring in 2003.

  (2) To approve amendments to the Corporation's 1995 Omnibus Stock Incentive Plan.

  (3) To ratify the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 2000.

  (4) To transact such other business as may properly come before the meeting.

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2000 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

  A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 1999, is enclosed herewith.

                                          By Order of the Board of Directors



                                          /s/ Jerone C. Herring

                                          Jerone C. Herring
                                          Secretary

March 17, 2000

  Even if you plan to attend the meeting in person, please date and sign the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                                PROXY STATEMENT

  The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 25, 2000, at 11:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of BB&T Corporation ("Corporation" or "BB&T"). The approximate date this proxy material is first being sent to shareholders is March 17, 2000. Such solicitation is being made by mail and may be made in person or by fax, internet or telephone by officers or employees of the Corporation or its subsidiaries. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

  The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock ("Common Stock" or "BB&T Common Stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing seven Directors for three-year terms expiring in 2003, (2) approving amendments to the Corporation's 1995 Omnibus Stock Incentive Plan and (3) ratifying the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 2000. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $7,500, plus out-of-pocket expenses.

Voting Securities Outstanding

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2000 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Corporation's Common Stock issued and outstanding on March 1, 2000 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company ("BB&T-NC"), Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA") may only be voted in accordance with the instruments creating the fiduciary capacity. BB&T-NC, BB&T-SC and BB&T-VA are collectively referred to herein as the "BB&T Bank Subsidiaries". Holders of shares of Common Stock vote together as a voting group on all such proposals. As of the close of business on March 1, 2000, there were 348,394,093 shares of Common Stock of the Corporation outstanding and entitled to vote.

  The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum.

                              SECURITY OWNERSHIP

  The table below sets forth the beneficial ownership of BB&T Common Stock by all Directors and nominees, all named Executive Officers of BB&T (See "Summary Compensation Table") and all Directors and Executive Officers of BB&T as a group as of March 1, 2000. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to BB&T to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of March 1, 2000.

                                                        Common Shares
                                                        Subject to a  Percent of
   Name of Beneficial Owner/          Common Shares       Right to      Common
   Number of Persons in Group     Beneficially Owned(1)  Acquire(2)     Stock
--------------------------------  --------------------- ------------- ----------
John A. Allison IV..............          235,688           538,602        *
Paul B. Barringer...............           93,072            33,357        *
Alfred E. Cleveland(3)..........           57,854             6,906        *
W.R. Cuthbertson, Jr............          151,000                 0        *
Ronald E. Deal..................           43,837            50,827        *
A.J. Dooley, Sr.................           97,700            17,694        *
Tom D. Efird(4).................           72,326            33,737        *
Paul S. Goldsmith...............          235,867             5,414        *
L. Vincent Hackley..............            2,574            39,559        *
Jane P. Helm....................              400            10,377        *
Richard Janeway, M.D............           38,959            51,167        *
J. Ernest Lathem, M.D...........          375,558             4,147        *
James H. Maynard................          370,867            33,483        *
Joseph A. McAleer, Jr...........            9,820            32,717        *
Albert O. McCauley..............           34,579            34,381        *
Richard L. Player, Jr...........           30,664            27,210        *
C. Edward Pleasants, Jr.........           70,027             1,966        *
Nido R. Qubein..................          147,702            49,589        *
E. Rhone Sasser.................          311,193             2,288        *
Jack E. Shaw....................          806,260            10,177        *
Harold B. Wells.................          234,161            10,009        *
W. Kendall Chalk................           86,725           167,137        *
Robert E. Greene................           32,825            84,773        *
Kelly S. King...................          108,734           182,885        *
Henry G. Williamson, Jr.........          130,689           305,833        *
Directors and Executive Officers
 as a group (28 persons)........        3,923,249         2,045,568      1.71%

--------
*Less than 1%.
(1) As reported to BB&T by the Directors, nominees and Executive Officers, including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. Also includes shares allocated to individual accounts by the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, voting of which is directed by those named persons and group members who participate in those plans.
(2) Includes options to acquire common shares which are or become exercisable within 60 days of March 1, 2000.
(3) Mr. Cleveland disclaims beneficial ownership of 3,414 shares owned by his wife.
(4) Mr. Efird disclaims beneficial ownership of 1,960 shares owned by United Oil Company of the Carolinas, Inc.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The BB&T Board of Directors currently consists of 21 persons. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are seven nominees for election as Director to serve for three-year terms expiring in 2003. Each of the nominees currently serves as a Director. It is intended that the persons named in the accompanying proxy will vote to elect the seven nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of the Corporation's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying proxy or to reduce the number of persons to be elected by the number of persons unable to serve (subject to the requirement that each class be as nearly equal in number as possible). The election of each nominee requires the affirmative vote of a plurality of the shares of BB&T Common Stock cast in the election of Directors. Votes that are withheld and shares held by a broker, as nominee, that are not voted in the election of Directors will not be included in determining the number of votes cast. Holders of BB&T's Common Stock do not have cumulative voting rights in the election of Directors.

  The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2003
                                                                  Director of
                                                                    BB&T or
                         Name; Age; Principal Occupation During      BB&T
                          the Past Five Years; Residence and       Financial
                                Committee Memberships               Since(1)
                     ---------------------------------------     --------------
[PHOTO]              ALFRED E. CLEVELAND (64). Member/Manager of      1997
                     McCoy, Weaver, Wiggins, Cleveland & Raper,
                     PLLC (attorneys); prior to March 1996,
                     Partner in the law firm of McCoy, Weaver, Wiggins, Cleveland & Raper; Fayetteville,
                     N.C. (3)


[PHOTO]              A.J. DOOLEY, SR. (68). Retired; prior to          1994
                     July 1995, Partner of Dooley, Dooley,
                     Spence, Parker and Hipp, P.A. (attorneys);
                     Lexington, S.C. (3)


[PHOTO]              PAUL S. GOLDSMITH (66). Chairman and              1994
                     President of William Goldsmith Company,
                     Inc. (real estate); Greenville, S.C. (2)

                                                                   Director of
                                                                     BB&T or
                         Name; Age; Principal Occupation During        BB&T
                          the Past Five Years; Residence and        Financial
                                Committee Memberships                Since(1)
                     ____________________________________________  ____________



[PHOTO]              L. VINCENT HACKLEY (59). Chairman of              1992
                     Character Counts! Coalition (consultant for public service and ethics development); prior to June 1997, President of North Carolina
                     System of Community Colleges; Fayetteville,
                     N.C. (3)



[PHOTO]              JANE P. HELM (57). Vice Chancellor of             1997
                     Business Affairs, Appalachian State
                     University; Boone, N.C. (3)



[PHOTO]              JOSEPH A. MCALEER, JR. (50). Manager/Member       1993
                     of MACKK, LLC (Krispy Kreme Doughnut
                     franchisee); prior to February 1998, Chairman and Chief Executive Officer of Krispy Kreme
                     Doughnut Corporation; Winston-Salem, N.C. (2)



[PHOTO]              E. RHONE SASSER (63). Retired; prior to           1997
                     July 1997, Chairman of the Board, Chief
                     Executive Officer, and Chairman of the
                     Executive Committee of United Carolina
                     Bancshares Corporation ("UCB"); Whiteville,
                     N.C. (2)

                                                                   Director of
                                                                     BB&T or
                         Name; Age; Principal Occupation During        BB&T
                          the Past Five Years; Residence and        Financial
                                Committee Memberships                Since(1)
                     ____________________________________________  ____________

                     CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2001



[PHOTO]              JOHN A. ALLISON, IV (51). Chairman and            1986
                     Chief Executive Officer of BB&T; Winston-
                     Salem, N.C. (2)



[PHOTO]              W.R. CUTHBERTSON, JR. (69). Retired; prior        1983
                     to June 1995, Senior Vice President of
                     BB&T-NC, a subsidiary of BB&T; Charlotte, N.C. (4)



[PHOTO]              RONALD E. DEAL (56). Chairman of Wesley           1986
                     Hall (furniture manufacturer); Hickory,
                     N.C. (2)



[PHOTO]              TOM D. EFIRD (60). President of Standard          1982
                     Distributors, Inc. (beverage wholesaler);
                     Gastonia, N.C. (4)

                                                                   Director of
                                                                      BB&T or
                         Name; Age; Principal Occupation During        BB&T
                          the Past Five Years; Residence and        Financial
                                Committee Memberships                Since(1)
                     ____________________________________________  ____________

[PHOTO]              RICHARD JANEWAY, M.D. (67). Executive Vice        1989
                     President for Health Affairs Emeritus and
                     University Professor of Medicine and
                     Management, Wake Forest University School of Medicine; prior to August 1997, Executive Vice President for Health
                     Affairs; Professor of Neurology and
                     Research Associate in Radiology, Bowman
                     Gray School of Medicine, Wake Forest
                     University; Winston-Salem, N.C. (3)



[PHOTO]              JAMES H. MAYNARD (60). Chairman and Chief         1985
                     Executive Officer of Investors Management
                     Corporation (restaurants); Raleigh, N.C.
                     (4)



[PHOTO]              ALBERT O. MCCAULEY (59). President and            1993
                     Chief Executive Officer of McCauley Moving and Storage of Fayetteville, Inc.;
                     Fayetteville, N.C. (4)


                 CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2002



[PHOTO]              PAUL B. BARRINGER (69). Chairman and Chief        1975
                     Executive Officer of Coastal Lumber Company
                     (manufacturer of diverse wood products);
                     Weldon, N.C. (2)

                                                                   Director of
                                                                     BB&T or
                         Name; Age; Principal Occupation During        BB&T
                          the Past Five Years; Residence and        Financial
                                Committee Memberships                Since(1)
                     ____________________________________________  ____________



[PHOTO]              J. ERNEST LATHEM, M.D. (66). Personal             1987
                     Investments; Greenville, S.C. (2)



[PHOTO]              RICHARD L. PLAYER, JR. (64). Chairman of          1990
                     Player, Inc. (commercial and industrial
                     general contractor); prior to June 1999, President of Player, Inc.; Fayetteville,
                     N.C. (2)



[PHOTO]              C. EDWARD PLEASANTS, JR. (59). Chairman           1993
                     Emeritus of PHC Holdings (architectural
                     door and hardware distributor); prior to January 1999, President and Chief Executive
                     Officer of Pleasants Hardware Company, a subsidiary of PHC Holdings; Winston-Salem,
                     N.C. (4)



[PHOTO]              NIDO R. QUBEIN (51). Chief Executive              1990
                     Officer of Creative Services, Inc.
                     (international management consulting); High
                     Point, N.C. (3)

                                                                     Director of
                                                                       BB&T or
                         Name; Age; Principal Occupation During          BB&T
                          the Past Five Years; Residence and          Financial
                                Committee Memberships                  Since(1)
                     ____________________________________________    ___________

[PHOTO]              JACK E. SHAW (65). Chief Executive Officer        1997
                     of Shaw Resources, Inc. (real estate
                     investment and development); Greenville,
                     S.C. (4)




[PHOTO]              HAROLD B. WELLS (68). President of Wells          1997
                     Chevrolet, Buick, Pontiac, Oldsmobile, GMC,
                     Inc. (automobile dealership); Whiteville,
                     N.C. (4)
--------
(1) On February 28, 1995, the merger of BB&T Financial Corporation ("BB&T Financial") into Southern National Corporation ("SNC") (the "BB&T Merger") was consummated and certain directors of BB&T Financial became directors of SNC, which is now named BB&T Corporation.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

  Certain of the above Directors and nominees are also directors of other publicly-held companies. Paul B. Barringer has been a director of Sea Pines, Inc. since 1997. L. Vincent Hackley has been a director of Tyson's Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. James H. Maynard has been a director of Investors Management Corporation since 1972 and a director of Golden Corral Realty Corporation since 1984. Jack E. Shaw has been a director of Unitronix Corp. since 1990. Each of these companies has securities registered under the Securities Exchange Act of 1934 ("Exchange Act").

  The BB&T Board has established the Executive Committee, the Audit Committee and the Compensation Committee and has assigned certain responsibilities to each of these committees. The members of these committees are identified under "Proposal 1--Election of Directors", above.

  The Executive Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings. The Executive Committee also serves as the Nominating Committee for the Board (the "Nominating Committee") and recommends to the BB&T Board nominees for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election. The Nominating Committee considers written nominations of candidates for election to the Board submitted by shareholders to the Secretary of BB&T that are accompanied by biographical material, qualifications and consent of nominees and are otherwise in accordance with BB&T's bylaws. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as is disclosed in the proxy materials concerning all nominees for Director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as Directors at the next annual meeting. See "Proposals for 2001 Annual Meeting", below.

  The Audit Committee recommends engaging and discharging the independent auditors; reviews with the independent auditors the plan for and result of the auditing engagement; reviews the scope and result of BB&T's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; directs and supervises special investigations; and reviews the adequacy of BB&T's system of internal accounting controls. The Audit Committee reappointed Arthur Andersen LLP as BB&T's independent auditors for 2000. See "Proposal 3--Ratification of Arthur Andersen LLP as Independent Auditors for 2000", below.

  The Compensation Committee recommends to the Board remuneration arrangements for senior management and Directors and oversees adoption and administration of compensation plans in which officers and Directors are eligible to participate. See "Compensation Committee Report on Executive Compensation", below.

  All Directors attended at least 75% of the Board meetings and assigned committee meetings during 1999, except Mr. McAleer. The Board held eight meetings during the year; the Executive Committee held two meetings; the Audit Committee held two meetings; and the Compensation Committee held two meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, BB&T's Directors and officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission"). Specific dates for such reporting have been established by the Commission and BB&T is required to report in this Proxy Statement any failure to file by the established dates during 1999. In 1999, all of these filing requirements were satisfied by BB&T's Directors and Executive Officers, except for Mr. McCauley, who failed to file three reports on a timely basis relating to four transactions, and Mr. Pleasants, who failed to file one report on a timely basis relating to one transaction. In making this statement, BB&T has relied on the written representations of its incumbent Directors and officers and copies of the reports that have been filed with the Commission.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents information relating to total compensation paid during the last three calendar years to the Chief Executive Officer and the four next most highly compensated executive officers of BB&T (the "BB&T Named Executives").

                        BB&T Summary Compensation Table

                                                                           Long Term
                                    Annual Compensation                  Compensation
                         ------------------------------------------ -----------------------
                                                                      Awards      Payouts
                                                                    ----------- -----------
                                                                    Securities               All Other
   Name and Principal                                Other Annual   Underlying     LTIP     Compensation
        Position         Year Salary ($) Bonus ($) Compensation ($) Options (#) Payouts ($)    ($)(1)
   ------------------    ---- ---------- --------- ---------------- ----------- ----------- ------------
John A. Allison IV...... 1999  679,800    685,238        --           162,247     499,325     103,565
 Chairman & Chief        1998  639,000    587,867        --           184,516     453,780      68,902
 Executive Officer       1997  553,669    509,364        --            66,230       --         68,261

Henry G. Williamson,
 Jr..................... 1999  463,500    428,274        --            61,693     262,700      65,188
 Chief Operating         1998  442,500    373,167        --            67,448     246,500      45,295
 Officer                 1997  407,500    312,410        --            44,058       --         46,650

Kelly S. King........... 1999  343,750    288,750        --            36,874     185,250      45,236
 President               1998  312,500    239,578        --            41,934     168,500      31,170
                         1997  270,000    206,995        --            30,364       --         29,970

Robert E. Greene........ 1999  237,625    199,605        --            15,255     136,300      34,082
 Senior Executive        1998  227,500    174,413        --            16,938     131,200      25,095
 Vice President          1997  216,375    165,884        --            25,006       --         26,952

W. Kendall Chalk........ 1999  237,500    199,500        --            15,222     136,000      27,409
 Senior Executive        1998  227,000    174,030        --            16,900     130,600      23,533
 Vice President          1997  215,500    165,213        --            24,768       --         25,410

--------
(1) The compensation shown as "All Other Compensation" for 1999 consisted of the following: (i) BB&T's matching contribution under the BB&T 401(k) Savings Plan in the amount of $9,600 for each of the named officers; (ii) BB&T's contribution to the BB&T Non-Qualified Defined Contribution Plan in the amount of $93,965 for Mr. Allison, $55,588 for Mr. Williamson, $35,636 for Mr. King, $22,994 for Mr. Greene and $17,809 for Mr. Chalk; and (iii) the actuarial equivalent of benefits to employees from payment of annual premiums by BB&T under the split-dollar life insurance program in the amount of $1,488 for Mr. Greene.

  The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives in 1999, and the value of options held by each at December 31, 1999.

              BB&T Aggregated Option Exercises in Last Fiscal Year
                          and FY-End Option Values (1)

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised    In-the-Money Options at
                            Shares     Value     Options at FY-End (#)         FY-End ($)(3)
                         Acquired on  Realized ------------------------- -------------------------
Name                     Exercise (#)  ($)(2)  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
John A. Allison IV......    12,102    416,919    451,004      307,779     6,435,773     161,862
Henry G. Williamson,
 Jr.....................    28,974    846,096    247,806      121,639     3,523,818     107,668
Kelly S. King...........    30,578    916,115    155,160       75,156     2,116,434      74,203
Robert E. Greene........         0          0     65,538       35,051       788,827      61,122
W. Kendall Chalk........         0          0    148,008       34,912     2,263,655      60,533

--------
(1) No SARs have been granted to the BB&T Named Executives.
(2) Value represents the difference between the option price and the market value of the Common Stock on the date of exercise, rounded to the nearest dollar.
(3) Value represents the difference between the option price and the market value of the Common Stock on December 31, 1999, rounded to the nearest dollar.

  The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives in 1999.

                   BB&T Option Grants in Last Fiscal Year (1)

                                                                        Potential
                                                                   Realizable Value at
                                                                     Assumed Annual
                                                                     Rates of Stock
                                                                          Price
                                                                      Appreciation
                                     Individual Grants               for Option Term
                         ----------------------------------------- -------------------
                                       % of
                         Number of    Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  or Base
                          Granted   in Fiscal   Price   Expiration
Name                        (#)        Year     ($/Sh)     Date     5% ($)    10% ($)
----                     ---------- ---------- -------- ---------- --------- ---------
John A. Allison IV......  162,247      9.16%   36.3125   2/23/09   3,705,192 9,389,684
Henry G. Williamson,
 Jr.....................   61,693      3.48%   36.3125   2/23/09   1,408,867 3,570,345
Kelly S. King...........   36,874      2.08%   36.3125   2/23/09     842,082 2,134,001
Robert E. Greene........   15,255      0.86%   36.3125   2/23/09     348,374   882,849
W. Kendall Chalk........   15,222      0.86%   36.3125   2/23/09     347,621   880,939

--------
(1) All options (i) are granted as incentive stock options, but will largely become nonqualified stock options under current tax law, (ii) have an exercise price equal to the market value on the date of grant, and (iii) are exercisable over three years in equal installments. Nonqualified options may be transferred by gift to certain immediate family members and related entities upon approval by the Compensation Committee. No SARs have been granted to the BB&T Named Executives.

  The following table provides information concerning LTIP awards made during 1999 to the BB&T Named Executives.

           Long-Term Incentive Plans--Awards in Last Fiscal Year(1)

                                Number
                                  of    Performance
                                Shares,  or Other    Estimated Future Payouts
                                 Units    Period               under
                                  or       Until    Non-Stock Price-Based Plans
                                 Other  Maturation  ---------------------------
                                Rights      or      Threshold  Target  Maximum
Name                              (#)     Payout    ($ or #)  ($ or #) ($ or #)
----                            ------- ----------- --------- -------- --------
John A. Allison, IV............ 11,842   1999-2001   $75,129  $300,515 $601,030
Henry G. Williamson, Jr........  6,384   1999-2001    40,505   162,018  324,036
Kelly S. King..................  4,469   1999-2001    28,356   113,425  226,850
Robert E. Greene...............  3,227   1999-2001    20,476    81,902  163,804
W. Kendall Chalk...............  3,227   1999-2001    20,473    81,890  163,780

--------
(1) For a description of the 1999-2001 LTIP Performance Unit Plan, see "Compensation Committee Report on Executive Compensation--Compensation Plans--Three-Year Long-Term Incentive Plan", below. The performance criteria applied in determining amounts payable under the plan is return on equity with a target of 16.76% and a maximum of 19.76%, and the target payment is 40% of average base salary for the Chief Executive Officer and 30% of average base salary for the other BB&T Named Executives. The award is payable in cash or shares of BB&T Common Stock at the option of the Compensation Committee.

Retirement Plans

  BB&T Retirement Plan. BB&T maintains a tax-qualified defined benefit retirement plan, the BB&T Corporation Pension Plan (the "Retirement Plan"), for eligible employees. All employees of BB&T and certain subsidiaries who have attained age 21 are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant's average compensation, plus .5% of the participant's average compensation in excess of Social Security covered compensation times the number of years of service completed with BB&T and certain subsidiaries up to a maximum of 35 years. A participant's average compensation is his average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. For the BB&T Named Executives, such annual compensation generally approximates amounts set forth under the "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table above.

  The table on page 13 shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon Social Security amounts or other amounts.

                                BB&T Corporation
                      Estimated Annual Retirement Benefits
                       Based on Years of Credited Service

Remuneration             10 Years 15 Years 20 Years 25 Years 30 Years  35 Years
------------             -------- -------- -------- -------- --------- ---------
$500,000................ $73,347  110,020  146,693  183,367    220,040   256,713
600,000.................  88,347  132,520  176,693  220,867    265,040   309,213
700,000................. 103,347  155,020  206,693  258,367    310,040   361,713
800,000................. 118,347  177,520  236,693  295,867    355,040   414,213
900,000................. 133,347  200,020  266,693  333,367    400,040   466,713
1,000,000............... 148,347  222,520  296,693  370,867    445,040   519,213
1,100,000............... 163,347  245,020  326,693  408,367    490,040   571,713
1,200,000............... 178,347  267,520  356,693  445,867    535,040   624,213
1,300,000............... 193,347  290,020  386,693  483,367    580,040   676,713
1,400,000............... 208,347  312,520  416,693  520,867    625,040   729,213
1,500,000............... 223,347  335,020  446,693  558,367    670,040   781,713
1,600,000............... 238,347  357,520  476,693  595,867    715,040   834,213
1,700,000............... 253,347  380,020  506,693  633,367    760,040   886,713
1,800,000............... 268,347  402,520  536,693  670,867    805,040   939,213
1,900,000............... 283,347  425,020  566,693  708,367    850,040   991,713
2,000,000............... 298,347  447,520  596,693  745,867    895,040 1,044,213
2,100,000............... 313,347  470,020  626,693  783,367    940,040 1,096,713
2,200,000............... 328,245  492,368  656,490  820,613    984,735 1,148,858
2,300,000............... 343,245  514,868  686,490  858,113  1,029,735 1,201,358

--------
(1) Remuneration means average compensation for five consecutive years of highest compensation within final 10 years of employment.
(2) The amounts shown exceed statutory benefit and compensation limitations under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under BB&T's Non-Qualified Defined Benefit Plan or BB&T's Target Pension Plan, both of which are discussed below.

  As of December 31, 1999, for purposes of computing benefits under the Retirement Plan, age and years of service of the BB&T Named Executives are as follows:

                                                                        Years of
   Name                                                             Age Service
   ----                                                             --- --------
   John A. Allison, IV.............................................  51    29
   Henry G. Williamson, Jr.........................................  52    28
   Kelly S. King...................................................  51    28
   Robert E. Greene................................................  50    27
   W. Kendall Chalk................................................  54    25

  Non-Qualified Defined Benefit Plan. BB&T also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly-compensated employees, including the BB&T Named Executives (other than Mr. Greene). The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Internal Revenue Code of 1986, as amended ("Code"). Benefits payable under the plan are included in the table above.

  Supplemental Executive Retirement Plan. BB&T also maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the "SERP"), which became effective January 1, 1989. The SERP covers certain management employees of BB&T and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (a) the difference between 55% of "final average monthly earnings," less the participant's projected monthly benefits under the Retirement Plan and 50% of the participant's projected monthly "Social Security benefit," as defined in the SERP; or (b) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant's actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a 10-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. If the participant dies either while employed by BB&T or a participating subsidiary, or under a "disability," as defined in the SERP, and before attaining age 65, his surviving spouse, or if there is none, his designated beneficiary, receives a monthly benefit for 180 months equal to 20% of the participant's "final average earnings." If the participant dies while employed by BB&T or a participating subsidiary and after attaining age 65, his surviving spouse, if any, receives the SERP retirement benefits which would have been paid had the participant retired the day before he died. "Final average earnings" are the participant's average monthly earnings, including amounts deferred under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, for the five highest years out of the participant's last ten years of employment by BB&T or a participating subsidiary, as the case may be.

  Upon a "change in control" of BB&T as defined in the SERP, participants' SERP benefits become fully accrued and cannot be reduced by amendment or termination. Such a change of control occurred in February 1995 upon the consummation of the BB&T Merger. Under the SERP, participants have no interest in any particular assets of BB&T or its subsidiaries and their right to benefits is no greater than that of a general unsecured creditor. Mr. Greene is the only BB&T Named Executive who participates in the SERP. His estimated annual benefit payable upon retirement at normal retirement age is $248,031.

  Other Employee Benefit Plans. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of BB&T and its subsidiaries to defer up to 16% of their cash compensation on a pre-tax basis. The plan provides for BB&T to match the employee's contribution with up to six percent of the employee's compensation. BB&T also maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan which provides deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan is also intended to provide participants in BB&T's executive incentive compensation plans with an effective means of electing to defer on a pre-tax basis a portion of the payments they are entitled to receive under such plans. BB&T's contributions to each of the BB&T Named Executives during 1999 under the Non-Qualified Defined Contribution Plan and the 401(k) Savings Plan are included in the "BB&T Summary Compensation Table", above.

Employment Agreements

  In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers, including the BB&T Named Executives and Sherry A. Kellett, Morris D. Marley and Scott E. Reed (collectively, "Executive Management"), who served as Executive Officers of BB&T in 1999. In 1998, the Employment Agreements for Executive Management were reviewed and amended in order to provide benefits more comparable to industry standards for this group of Executive Officers. Set forth below is a description of the Employment Agreements, as amended, for Executive Management, including the persons named in the Summary Compensation Table.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which the Executive Officer reaches age 65. The Employment Agreements provide that the Executive Officers are guaranteed minimum annual salaries equal to their current annual base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Executive Officer will be entitled to receive, on the same basis as other Executive Officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T may from time to time extend to its Executive Officers.

  In the event the Executive Officer's employment is terminated by BB&T other than for "Just Cause" (which is generally defined as dishonesty, commission of a felony or willful disobedience), the Executive Officer will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years ("Termination Compensation"), as well as employee pension and welfare benefits, including health insurance, for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Executive Officer is terminated by BB&T other than for "Just Cause", BB&T will use its best efforts to accelerate vesting of any unvested benefits to which the Executive Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Executive Officers have the right to terminate their employment voluntarily at any time for "Good Reason", which is generally defined in the Employment Agreements to include a reduction in the Executive Officer's status, responsibilities and duties or salary. If the Executive Officer voluntarily terminates his employment for "Good Reason", he will be entitled to receive Termination Compensation for the full five-year term (or until age 65 if that is a shorter period), employee welfare benefits, including health insurance, outplacement services, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans.

  The Employment Agreements also provide that if the Executive Officer is terminated for any reason (other than for "Just Cause") within 12 months after a "Change of Control" (as hereinafter defined) of BB&T or certain of its affiliates, the Executive Officer will be entitled to receive Termination Compensation and the other benefits described above. To the extent that payments under the Employment Agreements, subsequent to a "Change of Control", cause an Executive Officer to have excise taxes imposed pursuant to Section 280G of the Internal Revenue Code, BB&T will compensate the Executive Officer for such excise taxes. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (a) any person or group acquires 20% or more of the voting securities of BB&T or specified affiliates; (b) during any two-year period persons who were directors of BB&T at the beginning of the two-year period cease to constitute at least two-thirds of the BB&T Board; (c) the shareholders of BB&T approve any merger or consolidation of BB&T with another company that would result in less than 60% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of BB&T immediately prior to the merger or consolidation; (d) the shareholders of BB&T approve a plan of complete liquidation or an agreement for the sale of substantially all of BB&T's assets; or (e) any other event occurs that the BB&T Board determines should constitute a Change of Control. In addition, the BB&T Board can determine, in its discretion, that a transaction constitutes a "Merger of Equals", even though one or more of the above definitions of a "Change of Control" is met, and upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless "Good Reason" exists.

  BB&T also has the right under the Employment Agreements to terminate the Executive Officer's employment at any time for "Just Cause." If BB&T terminates an Executive Officer's employment for "Just Cause", such Executive Officer will have no right to receive any compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of BB&T, the Executive Officer may not engage directly or indirectly in the banking, financial services or any other business in which BB&T is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Executive Officer solicit or assist in the solicitation of any depositors or customers of BB&T or any of BB&T's affiliates or induce any employees to terminate their employment with BB&T or its affiliates. This non-competition provision generally will be effective if the Executive Officer is terminated by BB&T other than for "Just Cause", until the earlier of the first anniversary of the Executive Officer's termination or the date as of which the Executive Officer elects to forego receiving the Termination Compensation. This non-competition provision is not effective if the Executive Officer voluntarily terminates employment after a "Change of Control".

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the BB&T Board and Chief Executive Officer of BB&T for the term of his Employment Agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During 1999, the Compensation Committee administered the various incentive plans of BB&T and fixed the compensation for the Chief Executive Officer.

  Compensation Philosophy. BB&T's compensation philosophy and guiding principles consist of the following:

    1. Compensation and reward systems should be a management tool to achieve business results;

    2. Competitive total compensation opportunities should be provided based on external competitive performance;

    3. Total compensation should be aligned with relative internal performance; and

    4. A commitment should be made to an annual review by the Compensation Committee of the guiding principles of BB&T's total compensation program.

  Under BB&T's compensation policy, compensation for Executive Management is structured to emphasize variable pay based on performance, with base salary below median and cash incentives above median to result in a total cash compensation at market median. To achieve this goal, compensation opportunities are compared to a peer group of publicly-traded bank holding companies with assets between approximately $20 billion and $65 billion, which is one of the peer groups ("New Peer Group") in the Performance Graph set forth below. In addition, stock options and three-year performance-based awards comprise the core for long-term performance incentives and a large portion of total compensation is "at risk".

  BB&T has established incentive compensation programs for Executive Management, which consist of an annual cash incentive, stock options, three-year performance-based incentives, and normal employee benefits. These programs emphasize variable compensation for Executive Management which is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities for Executive Management, performance criteria to be utilized in the annual incentive plan and the long-term incentive plan and stock option awards.

  BB&T's compensation policy is based in large part on a study conducted by KPMG Peat Marwick ("Peat Marwick") in 1995 and updated in 1997 and 1999. As part of the initial study, Peat Marwick made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of BB&T's senior officers. Peat Marwick's initial recommendations were implemented by appropriate Compensation Committee, Board of Directors or shareholder action, and the recommendations have continued to serve as a principal basis of BB&T's compensation program. In October 1999, the study was updated by William M. Mercer, Incorporated ("Mercer"), the successor to Peat Marwick's compensation consulting practice. Mercer reaffirmed this philosophy and guiding principles and recommended to the Compensation Committee appropriate base salaries and goals for the short-term and long-term plans for 2000.

  BB&T's compensation philosophy and policies are intended to comply with
Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T's compensation programs, the Compensation Committee has intended to comply with the requirements of Section 162(m), although the Corporation retains the flexibility to pay compensation that is not eligible for such treatment under
Section 162(m) if it is in the best interest of the Corporation to do so.

Compensation Plans and Arrangements

  Annual Executive Incentive Plan. In 1995, BB&T established the BB&T Corporation Short-Term Incentive Plan ("Bonus Plan"), which covers Executive Management and other senior officers selected by the Compensation Committee. In order to protect BB&T's ability to deduct compensation paid to the BB&T Named Executives under Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 Annual Shareholders Meeting and was approved. The Compensation Committee determined that it was appropriate to establish a plan for the year 1999, which would be a continuation of the plan established in 1996.

  The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily based on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily on the attainment of selected business criteria such as process improvement, sales, loan growth, deposit growth and expense management. The Compensation Committee may, from time to time, select other performance measures. The size of the cash awards is determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the Compensation Committee. For 1999, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 60% of base salary, for the Chief Operating Officer at 55% of base salary, and for other members of Executive Management at 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant's achievement of the performance goals and can range from 25% to 200% of the participant's targeted incentive awards. For the Chief Executive Officer and Executive Management, the Compensation Committee established corporate performance goals based on cash flow earnings per share (weighted at 67%) and return on assets (weighted at 33%), with specific goals established by budgeted earnings, industry standards and other similar factors. In 1999, BB&T achieved the performance levels specified by the Compensation Committee, entitling the Chief Executive Officer and Executive Management to receive an award of 168% of their respective target incentive awards under the terms of the plan. These amounts are shown in the "Bonus" column of the Summary Compensation Table for the BB&T Named Executives.

  Stock Incentive Plan. BB&T's primary stock incentive plan is the 1995 Omnibus Stock Incentive Plan, as amended and restated ("Stock Plan"), which is administered by the Compensation Committee. The Stock Plan is intended to benefit BB&T by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of BB&T and associating the interest of employees with those of BB&T. The Compensation Committee selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights ("SARs"), restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of Common Stock of BB&T at the option price, which is fixed by the Compensation Committee at the time the option is granted, but cannot be less than 100% of the per share fair market value on the date of grant in the case of incentive stock options and not less than 85% of the per share fair market value on the date of grant in the case of non-qualified stock options.

  Peat Marwick recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized, within parameters approved by the Committee. Peat Marwick also recommended that the number of shares subject to a grant generally be equal to a percentage of the employee's salary projected over the life of the grant. The Committee has followed these recommendations. The Compensation Committee considers the grant of stock options on a periodic basis, and in February 1999, made grants for 1,771,076 shares to 904 officers. The awards to the BB&T Named Executives are shown in the Summary Compensation Table. SARs, performance shares and restricted stock awards were not granted in 1999. The grant of performance units under the Stock Plan is discussed below under "Three-Year Long-Term Incentive Plan". The Stock Plan is proposed to be amended to increase the number of shares available for issuance under the plan and to increase certain other award limitations. See "Proposal 2--Approval of Amendments to the BB&T Corporation 1995 Omnibus Stock Incentive Plan", below.

  Three-Year Long-Term Incentive Plan. In 1996, BB&T established a long-term performance unit incentive plan ("LTIP"), which operates as a component of the Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee's discretion, in shares of BB&T's Common Stock, cash or a combination of both. At the date of grant, the Compensation Committee establishes for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target is based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each valuation period (generally, the calendar year following the date of the award). The Compensation Committee establishes the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of Common Stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 1997, the 1997-1999 performance unit LTIP was established by the Compensation Committee and provided that the performance criteria would be return on equity for the three-year period, with a target goal of 15.20% and a superior goal of 18%. For this three-year period, the Corporation attained a return on equity of 20.02%, which entitled the participants to receive an award of 200% of their target payout. The amounts of such awards are shown in the LTIP Payout column of the Summary Compensation Table for the BB&T Named Executives. In 1999, the Compensation Committee established the 1999-2001 performance unit LTIP and provided that the performance criteria be return on equity. The Compensation Committee approved a target payout for the Chief Executive Officer of 40% of average base salary, and for the remainder of Executive Management, 30% of average base salary. The Compensation Committee established a return on equity goal of 16.76% for the three-year period of the LTIP, with a maximum goal of 19.76%.

  Annual Base Salary. For 1999, the Compensation Committee reviewed the salary range system previously adopted by the Committee for all employees' base salaries. The Committee reviewed pay grades and salary ranges previously recommended by Peat Marwick and concluded that the grades and ranges were appropriate. Based on this review, together with a review of the Corporation's performance as compared to its New Peer Group (see "Performance Graph", below), the Committee established the base salary of the CEO and delegated authority to the Chief Executive Officer to set the base salaries of the rest of Executive Management within the policies and procedures of the Corporation. The salaries of each of the BB&T Named Executives are shown in the Summary Compensation Table.

  Employee Benefit Plans. For 1999, the Compensation Committee reviewed the various tax-qualified employee benefit plans maintained by the Corporation which constitute a portion of the total compensation package available to Executive Management and all eligible employees of BB&T. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to 16% of their compensation with the Corporation matching up to six percent of their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; and a health care plan which provides medical and dental coverage for all employees. The Compensation Committee concluded that these plans, which are maintained based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no material modification of such plans was necessary in 1999.

  Chief Executive Officer's 1999 Compensation. The Chief Executive Officer's compensation is based upon the same factors as described above for other members of Executive Management. In establishing the base salary, annual incentive, long-term incentive and stock awards of the Chief Executive Officer for 1999, the Committee considered BB&T's overall performance, record of long-term increase in shareholder value, success in meeting strategic objectives and the general accomplishments of the incumbent Chief Executive Officer.
These factors were considered in relation to BB&T's financial results for 1999 and in comparison with the performance of peer organizations. The Chief Executive Officer's base salary was based upon the pay grades and salary ranges previously recommended by Peat Marwick. Based on this review and the position in his salary range, the Chief Executive Officer's base salary for 1999 was established at the amount shown in the Summary Compensation Table. The Chief Executive Officer's 1999 annual incentive compensation, long-term incentive compensation and stock awards were based on the same considerations, as discussed above, as for other members of Executive Management.

Conclusion

  The Compensation Committee believes that the components of its total compensation program, both for Executive Management and all employees, are consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and peer group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees, for the foreseeable future. The Directors who constitute the Compensation Committee are:

         James H. Maynard, Chairman  C. Edward Pleasants, Jr.
         W.R. Cuthbertson, Jr.       Jack E. Shaw
         Tom D. Efird                Harold B. Wells
         Albert O. McCauley

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Harold B. Wells, a Director of BB&T and member of the Compensation Committee in 1999, is the owner of Wells Chevrolet, Buick, Pontiac, Oldsmobile, GMC, Inc. During 1999, BB&T-N.C. purchased in the ordinary course of business $4,956,487 in retail consumer credit contracts from that corporation. In addition, BB&T-NC purchased in the ordinary course of business $958,617 in such contracts from Toby Wells Pontiac-Buick-GMC, LLC, another affiliate of Mr. Wells. Management believes that the terms of these transactions were as favorable to BB&T as could have been obtained from a non-affiliated entity. Mr. Wells abstains from voting on matters relating to stock options and other stock-based incentive plans.

                           COMPENSATION OF DIRECTORS

General

  Non-employee Directors of BB&T received an annual retainer of $22,500 for their services as a Director in 1999. In addition, such Directors received $1,500 for each regular BB&T Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the Director participated. A Director who is an employee of BB&T does not receive fees for serving as a Director.

Non-Employee Directors' Deferred Compensation and Stock Option Plan

  Effective January 1, 1997, the BB&T Board approved the adoption of the Non-Employee Directors Deferred Compensation and Stock Option Plan ("Directors Plan"). The Directors Plan combined into a single plan two previously established plans, the Stock Option Plan and the Directors Deferred Compensation Plan. A total of 1,800,000 shares of Common Stock are authorized for issuance under the Directors Plan.

  The Directors Deferred Compensation component of the Directors Plan permits non-employee Directors to elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account.

Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant's service (except for hardship withdrawals in limited circumstances). During 1999, one non-employee Director of BB&T participated in the Directors Deferred Compensation component of the Directors Plan.

  The stock option component of the Directors Plan permits non-employee Directors to elect to defer, prior to the start of the year in which fees are earned, 0%, 50% or 100% of the Director's retainer fees, meeting fees, or both for the calendar year and apply that percentage toward the grant of options to purchase shares of Common Stock. Options are granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option price for options granted is equal to 75% of the average market value of Common Stock on the date of grant. "Average Market Value" is defined as the average of the closing price of Common Stock as reported by the NYSE for the period of 30 consecutive trading days prior to the date of grant. Options granted under the Directors Plan may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change of control of BB&T. Options are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee.

  During 1999, the 18 non-employee Directors of BB&T who participated in the stock option portion of the Directors Plan were granted options to purchase a total of 74,298 shares of BB&T Common Stock at an exercise price of $26.76 per share on July 1, 1999, and were granted options to purchase a total of 20,448 shares of BB&T Common Stock at an exercise price of $23.24 per share on December 31, 1999. The value of all such options at December 31, 1999 was $27.38 per share.

Consulting Agreement

  Messrs. Deal and Qubein and Dr. Janeway have executed Consulting Agreements with BB&T to provide business development consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to BB&T's Directors in effect at the time they begin such service. The consultants have agreed not to serve as directors of, or advisers to, businesses which compete with BB&T and its subsidiaries during the time they serve as consultants to BB&T.

               TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

General

  A number of BB&T's Directors and members of Executive Management and their associates are customers of BB&T's Bank Subsidiaries. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such Executive Officers and Directors and their associates are current as to principal and interest. As of December 31, 1999, loans to Directors, Executive Officers and their related interests totaled approximately $79.5 million, or approximately 2.5% of BB&T's consolidated shareholders' equity at such date.

Agreement with Mr. Sasser

  In connection with the merger of UCB into BB&T, a Settlement and Non-Competition Agreement between E. Rhone Sasser and BB&T (the "Sasser Settlement Agreement") was entered into effective July 1, 1997. The Sasser Settlement Agreement settled BB&T's obligations to Mr. Sasser under his then existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of BB&T or its subsidiaries or inducing any employees of BB&T or its subsidiaries to terminate their employment with BB&T. The Sasser Settlement Agreement further provides that BB&T will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $623,000), reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan. The payments provided for under the Sasser Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life, if she survives him, in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $312,000), reduced by amounts payable to Mr. Sasser's wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. If Mr. Sasser dies prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under
Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that BB&T will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the BB&T Board of Directors until his 70th birthday.

 Transactions with Affiliates

  BB&T-NC has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a Director of BB&T, under which Creative Services, Inc. is advising management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $439,699 under this contract in 1999. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Management intends to utilize these services in 2000 and anticipates that the amount to be paid in 2000 will be substantially comparable to the amount paid in 1999.

  Alfred E. Cleveland, a Director of BB&T, is a member of the law firm of McCoy, Weaver, Wiggins, Cleveland and Raper. The firm was retained to provide legal services to BB&T and its subsidiaries during 1999 and management intends to retain the firm in 2000.

  See "Compensation Committee Interlocks and Insider Participation."

                               PERFORMANCE GRAPH

  Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and two Industry Peer Group Indices. The graph assumes $100 invested on December 31, 1994 in BB&T Common Stock and in each of the indices. In 1999 the bank holding companies in the Industry Peer Group Index ("New Peer Group") were AmSouth Bancorporation, Comerica Corporation, Fifth-Third BanCorp, First American Corporation, First Security Corporation, Firstar Corporation, Huntington Bancshares, Inc., M&T Bank Corporation, Marshall & Ilsely Financial Corporation, Mercantile Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, Union Planters Bancorporation and Wachovia Corporation. The 1998 Industry Peer Group Index ("Old Peer Group") consisted of the following bank holding companies: AmSouth Bancorporation, Comerica Corporation, Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, Huntington Bancshares, Inc., Marshall & Ilsley Financial Corporation, Mercantile

Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp and Union Planters Bancorporation. The graph depicts both peer groups. The New Peer Group, which consists of bank holding companies with assets between approximately $20 billion and $65 billion, more closely approximates BB&T's asset size than does the Old Peer Group. The Compensation Committee utilized the New Peer Group for comparison to BB&T to determine appropriate levels of compensation for the BB&T Named Executives in 1999.



                           [Performance Graph Appears Here]


                                Cumulative Total Return
                       -----------------------------------------
                       12/94  12/95  12/96  12/97  12/98  12/99
                       ------ ------ ------ ------ ------ ------
     BB&T CORPORATION  100.00 142.64 203.92 370.12 475.50 329.75
     NEW PEER GROUP    100.00 155.13 204.29 356.24 381.85 320.31
     OLD PEER GROUP    100.00 155.94 206.64 373.07 401.95 335.65
     S&P 500           100.00 137.58 169.17 225.61 290.09 351.13

                   PROPOSAL 2--APPROVAL OF AMENDMENTS TO THE
              BB&T CORPORATION 1995 OMNIBUS STOCK INCENTIVE PLAN

  The Board of Directors proposes that the shareholders approve certain amendments to the BB&T Corporation 1995 Omnibus Stock Incentive Plan, as amended and restated (the "Stock Plan"). The Stock Plan was originally adopted by the shareholders at the 1995 Annual Meeting. The amended and restated version of the Stock Plan was approved by the shareholders on April 23, 1996, and the Board of Directors now proposes that the shareholders approve additional amendments. The proposal to amend the Stock Plan will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. Abstentions and shares held in street name voted as to any matter at the meeting will not be included in determining the number of votes cast on this proposal.

  The discussion which follows summarizes the proposed amendments to the Stock Plan and describes the material terms of the current Stock Plan. The summary is subject, in all respects, to the terms of the Stock Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Stock Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Mr. Jerone C. Herring, Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Summary of the Stock Plan

  The Board of Directors believes that the Stock Plan benefits the Corporation by (i) assisting it in recruiting and retaining employees with ability and initiative, (ii) providing greater incentive for employees of the Corporation or its related entities and (iii) associating the interests of employees with those of the Corporation, its related entities, and its shareholders through opportunities for increased stock ownership. Currently, a maximum of 12,000,000 shares of Common Stock may be issued under the Stock Plan, subject to (i) an annual increase (or "replenishment") equal to 3% of the amount, if any, by which the total number of shares of Common Stock outstanding on the last day of each calendar year exceeds the total number of shares outstanding on the first day of the calendar year, and (ii) adjustment in the event of a stock split, stock dividend, recapitalization or similar event. Of the aggregate amount authorized for issuance under the Stock Plan, a total of 12,000,000 shares may be issued pursuant to the exercise of Incentive Stock Options ("ISOs"). Under the current terms of the Stock Plan, certain annual participant award limitations also apply: (i) no participant may be granted options and SARs for more than 60,000 shares in any calendar year; (ii) no participant may receive shares of Common Stock pursuant to the grant of any awards for more than 200,000 shares during any calendar year; and (iii) no participant may receive awards payable in cash in excess of $300,000 during any calendar year. These award limitations are proposed to be increased. See "Summary of Proposed Amendments to the Stock Plan", below.

  The Compensation Committee of the Board of Directors administers the Stock Plan. The Compensation Committee may delegate its authority to administer the Stock Plan to one or more officers of the Corporation. The Compensation Committee, however, may not delegate its authority with respect to participants who are subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). As used in this summary, the terms "Administrator" or "Committee" mean the Compensation Committee and any delegate, as appropriate.

  Each employee of the Corporation or a related entity is eligible to be selected to participate in the Stock Plan. Certain non-employees are eligible to participate in the Stock Plan in conjunction with merger and acquisition transactions. The Administrator will select the individuals who will participate in the Stock Plan ("Participants") but no person may participate in the Stock Plan while he is a member of the Compensation Committee. The Administrator may, from time to time, grant stock options, stock appreciation rights ("SARs"), restricted stock awards, performance shares and performance units to participants.

  Options granted under the Stock Plan may be ISOs or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% of the fair market value per share on the date of grant in the case of ISOs, and not less than 85% of the fair market value per share on the date of grant in the case of nonqualified stock options. To date, no nonqualified stock options have been granted for less than 100% of the fair market value per share on the date of grant. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock.

  SARs generally entitle the Participant to receive the lesser of (i) the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR or (ii) the initial value. The initial value of the SAR is determined by the Administrator at the time of the grant. The amount payable upon the exercise of an SAR may be paid in cash, Common Stock, or a combination of the two. SARs may be granted in relation to option grants ("corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the corresponding SAR relates.

  Participants also may be awarded shares of Common Stock pursuant to a restricted stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a restricted stock award will be nontransferable or forfeitable, or both, unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that the Corporation, a related entity, and/or the Participant achieves stated performance objectives. Currently, the vesting period of a restricted stock award is no less than three years, or no less than one year in the case of performance-based restricted stock awards.

  The Stock Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a targeted number of shares of Common Stock if certain performance standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. The performance share requirements may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that Corporation, a related entity, and/or the Participant achieve stated performance objectives. A performance share award generally will be earned based on the performance share value during each of the five valuation periods (each, a calendar year) following the date of the award. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two, as selected by the Administrator.

  Performance units are performance-based awards payable, in the Administrator's discretion, in shares of Common Stock, cash or a combination of Common Stock and cash. At the date of grant, the Committee will establish for each performance unit a (i) performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100%) of the value of the performance unit to be paid to the Participant based upon the degree to which the performance target is met. A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target is based on certain performance factors and criteria selected by the Committee, including but not limited to earnings per share, return on equity and return on assets. A performance unit award is earned based on the performance unit value during each valuation period (generally, a calendar year) following the date of the award. The Committee will establish the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Committee, times the fair market value of the Common Stock on the date of grant, plus such other nominal value as may be set by the Committee.

  Generally, a Participant's right to earn shares of Common Stock or cash under a performance unit award will terminate if the Participant's employment with the Corporation or a subsidiary ends for reasons other than death, legal disability or retirement. However, a Participant will be entitled to receive payment for awards earned in a valuation period that ended before termination. In addition, Participants may be entitled to receive payment on a pro rated basis based upon service during a portion of a valuation period in the event of termination due to retirement, death or legal disability.

  No awards may be made under the Stock Plan after April 9, 2005. The Board of Directors may terminate the Stock Plan sooner without further action by shareholders. The Board of Directors also may amend the Stock Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Plan or changes the class of individuals who may be selected to participate in the Stock Plan will become effective until it is approved by shareholders. Shareholder approval is also required for certain other types of amendments to the Stock Plan pursuant to Section 162(m) of the Code, as discussed below.

  Awards granted under the Stock Plan generally are not transferable except by will or the laws of descent and distribution. However, nonqualified options may be transferred by gift to family members and related entities, upon approval by the Compensation Committee.

Federal Income Tax Consequences

  The Corporation has been advised by counsel regarding the federal income tax consequences of the Stock Plan. The following summary briefly describes the principal federal income tax consequences of awards under the Stock Plan. The summary is not intended to cover all tax consequences that may apply to a particular participant or to BB&T. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option if certain holding periods are met. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

  No income is recognized upon the grant of an SAR, but upon exercise the Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of the SAR.

  The Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

  The Participant will recognize income on account of the settlement of a performance share or performance unit award. The Participant will recognize income equal to any cash that is paid and the fair market value of shares of Common Stock that are received in settlement of the award (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture).

  The employer (either the Corporation or a related entity) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR, the vesting of a restricted stock award, and the settlement of a performance share or performance unit award. The amount of the deduction generally is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

Summary of Proposed Amendments to the Stock Plan

  The Board of Directors adopted certain amendments to the Stock Plan to be effective January 1, 2000, subject to shareholders approving the amendments described below. Certain of these amendments require shareholder approval. In particular, under Section 162(m) of the Code and related regulations, performance-based compensation paid to certain covered employees in excess of $1,000,000 is not eligible for deduction by the Corporation unless the compensation is based upon material performance goals approved by the shareholders (and certain other conditions are met). In addition, federal tax law regarding ISOs requires shareholder approval if the number of shares authorized for issuance under the Stock Plan is proposed to be increased.

  Amendments to Increase the Maximum Number of Shares Issuable Under the Plan. As presently approved by the shareholders, the Stock Plan authorizes the issuance of up to 12,000,000 shares of the Corporation's common stock, which has been adjusted to 16,600,592 as a result of the Stock Plan's replenishment and anti-dilution provisions, discussed above. As of March 1, 2000, awards have been made for 16,419,410 shares of the Corporation's Common Stock. In order for the Stock Plan to continue to provide an incentive for highly-qualified employees (including employees of acquired companies) to serve or continue service with the Corporation, to more closely align the interest of such officers and employees with the shareholders and to provide stock-based compensation comparable to that offered by other financial institutions, the Board of Directors believes that the number of shares of the Corporation's common stock authorized for issuance should be increased by an additional 17,000,000 shares to a total of 29,000,000 shares (subject to the replacement and anti-dilution provisions discussed above). The Stock Plan is also proposed to be amended to provide that the maximum number of shares which may be issued upon the exercise of ISOs shall not exceed 29,000,000, subject to the overall share limit discussed above and to adjustments in the event of stock splits, stock dividends, or other similar events, as discussed above. The
Board of Directors believes that these increases will permit awards to be made under the Stock Plan for the remaining five years of the life of the Stock Plan.

  Amendment to Revise Participant Award Limitation. As noted above, the Stock Plan currently provides that (i) no participant may be granted options and SARs that are not related to an option in any calendar year for more than 60,000 shares of Common Stock, (ii) no participant may receive shares of BB&T Common Stock pursuant to the grant of any award for more than a total of 200,000 shares of BB&T Common Stock, and (iii) no participant may receive awards under the Stock Plan payable in cash having an aggregate dollar value in excess of $300,000. These provisions are intended to comply with Section 162(m) of the Code and related regulations, which require that the maximum number of shares with respect to which awards may be granted during a specified period approved by the shareholders in order for such compensation to be considered performance-based and thus eligible for employer deductibility.

  The Stock Plan is proposed to be amended to provide that in any calendar year, (i) no participant may be granted options and SARs that are not related to an option for more than 500,000 shares of BB&T Common Stock, (ii) no participant may receive shares of BB&T Common Stock pursuant to the grant of any awards made under the Plan for more than a total of 500,000 shares of BB&T Common Stock, and (iii) no participant may receive awards under the Plan payable in cash, having an aggregate dollar value in excess of $2,000,000. These limitations are subject to the Stock Plan anti-dilution provisions described above. These amendments are intended to continue to comply with the requirements of Code Section 162(m) and related regulations that shareholders approve the material performance goal terms which describe the maximum amount of compensation that could be paid to a participant during a specified period (or the formula used to calculate the maximum amount). The performance factors (earnings per share, return on equity, return on assets and/or other criteria selected by the Committee) which apply to performance units are not proposed to be changed.

  The Committee has made no decisions regarding whether any Participant will receive the maximum Common Stock or cash awards in any given year. However, the Committee believes that the proposed amendments to increase the annual cash and Common Stock limitations would further the purposes of the Stock Plan and are in the best interests of the Corporation. To the extent that Code
Section 162(m) applies to compensation paid to certain executives, it is in the best interests of the Corporation for such compensation to be eligible for deductibility. In addition, the participant award limitations and the proposed increase in the number of shares authorized to be issued under the Stock Plan are intended to enable the Corporation to obtain outstanding levels of performance from Participants who receive awards under the Stock Plan by serving as an incentive for excellent performance and by enabling BB&T to continue to attract and retain qualified employees in an increasingly competitive market.

  The amount of compensation that will be paid pursuant to the grant of awards under the Stock Plan, as it is proposed to be amended, in the current year to the following persons is not yet determinable due to vesting, performance and other requirements. However, the following table sets forth the number of awards that were granted in 1999 under BB&T's stock-based plans to each of the following:

              BB&T Corporation 1995 Omnibus Stock Incentive Plan

                                        Stock Options       Performance Units
                                    ---------------------- -------------------
                                                                        Number
                                                 Number of                of
Name                                Dollar Value  Options  Dollar Value Units
----                                ------------ --------- ------------ ------
John A. Allison, IV................ $ 5,891,594    162,247  $  453,780  12,496
Henry G. Williamson, Jr. ..........   2,240,227     61,693     246,500   6,788
Kelly S. King......................   1,338,987     36,874     168,500   4,640
Robert E. Greene ..................     553,947     15,255     131,200   3,613
W. Kendall Chalk...................     552,748     15,222     130,600   3,596
Executive Group....................   1,468,368     40,437     249,650   6,875
Non-Executive Officer Employee
 Group.............................  52,294,756  1,440,131           0       0
                                    -----------  ---------  ----------  ------
Total.............................. $64,340,627  1,771,859  $1,380,230  38,008
                                    ===========  =========  ==========  ======

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE STOCK PLAN.

              PROPOSAL 3--RATIFICATION OF ARTHUR ANDERSEN LLP AS
                         INDEPENDENT AUDITORS FOR 2000

  The Audit Committee of the Board of Directors has reappointed the firm of Arthur Andersen LLP as independent auditors to examine the books of BB&T and subsidiaries for the year 2000, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. Arthur Andersen LLP has served as independent auditors for BB&T continuously since 1966. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as BB&T's independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR"APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS BB&T'S INDEPENDENT AUDITORS FOR 2000.

                                 OTHER MATTERS

Proposals for 2001 Annual Meeting

  Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2001 annual meeting of shareholders must present such proposal to BB&T at its principal office in Winston-Salem, North Carolina by November 19, 2000 for the proposal to be considered for inclusion in BB&T's proxy statement.

  In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in BB&T's proxy statement, the BB&T bylaws provide that the shareholder must give timely notice in writing to the Secretary of BB&T at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and
(iii) any material interest of the shareholder in such business. A proxy may confer discretionary authority to vote on any matter at an annual meeting if BB&T does not receive proper notice of the matter within the time frame described above.

Other Business

  The BB&T Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ John A. Allison IV
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

Dated: March 17, 2000

--------------------------------------------------------------------------------

PROXY                                                                     PROXY

                               BB&T CORPORATION
                         ANNUAL MEETING APRIL 25, 2000

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                               BB&T CORPORATION

  The undersigned shareholder of BB&T Corporation, a North Carolina corporation ("BB&T"), appoints John A. Allison IV and Jerone C. Herring, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T which the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Grand Hyatt Atlanta at 3300 Peachtree Road, Atlanta, Georgia on April 25, 2000, at 11:00 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR DESCRIBED HEREIN AND "FOR" PROPOSALS 2, 3 AND 4 ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
RECOMMENDATIONS OF MANAGEMENT.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
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


--------------------------------------------------------------------------------

                                                     Please mark
                                                     your vote as     [X]
                                                     indicated in
                                                     this example

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                        EACH OF THE FOLLOWING PROPOSALS


1. Proposal to elect seven nominees as directors of BB&T for three-year terms expiring in 2003.

           Alfred E. Cleveland                        Jane P. Helm
           A. J. Dooley, Sr.                          Joseph A. McAleer, Jr.
           Paul S. Goldsmith                          E. Rhone Sasser
           L. Vincent Hackley

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space.)

-------------------------------------------------------------------------------
                   FOR all nominees
                  listed (except as                 WITHHOLD
                    marked to the              authority to vote
                   contrary below)              for all nominees

                          [_]                          [_]



2. Proposal to approve the amendments to the amended and restated BB&T Corporation 1995 Omnibus Stock Incentive Plan.

                   FOR            AGAINST            ABSTAIN

                   [_]              [_]                [_]

3. Proposal to ratify the reappointment of Arthur Andersen LLP as BB&T's auditors for 2000.

                   [_]              [_]                [_]

4. To authorize the attorneys-in-fact to vote in accordance with the recommendations of management on any other matters that may be submitted to a vote of shareholders at the BB&T meeting.

                   [_]              [_]                [_]



The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the notice of the BB&T Meeting and the Proxy Statement accompanying it.

Dated this      day of         , 2000.
________________________________________________________________________ (SEAL)

________________________________________________________________________ (SEAL)
Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A cor-poration should sign by an authorized officer and affix seal.


     (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)
--------------------------------------------------------------------------------

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